                                                                       Exhibit 7


                        [BULL RUN CORPORATION LETTERHEAD]



                                October 25, 1999



Rawlings Sporting Goods Company, Inc.
1859 Intertech Drive
Fenton, MO  63026

Ladies and Gentlemen:

         The purpose of this letter is to express our mutual agreement to negotiate in good faith on an exclusive basis regarding the proposed tender offer for the common stock of Rawlings Sporting Goods Company, Inc. ("Rawlings") by, and the merger of Rawlings with, a corporation to be formed by Bull Run Corporation ("Bull Run") (the "Proposed Transaction").

         (a) Except for negotiations with Bull Run, from the date hereof until 5:00 p.m. on the fifteenth day after the date on which Bull Run and its potential financing sources have received all or substantially all the due diligence materials pertaining to Rawlings that they have requested in connection with their due diligence investigation of Rawlings (such period hereinafter called the "Exclusivity Period"), Rawlings shall not, and shall direct each of its subsidiaries, affiliates, officers, employees, representatives or agents not to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to, any person concerning any merger, sale of substantial assets, sales of shares of capital stock or similar transactions involving Rawlings or any subsidiary thereof or enter into any agreement with respect thereto. Rawlings will promptly communicate to Bull Run the terms of any proposal that it may receive in respect of all such transactions prohibited by the foregoing. Bull Run will acknowledge in writing when the Exclusivity Period begins and ends in accordance with the foregoing.

         (b) Rawlings and Bull Run agree that notwithstanding any provisions to the contrary contained in any of (i) the Standstill Agreement, dated as of November 21, 1997, and as amended on April 23, 1999, between Rawlings and Bull Run (the "Bull Run Standstill Agreement"), (ii) the Standstill Agreement dated as of April 23, 1999 between Rawlings and [__________________](1)
("[__________________]")(1), [__________________](1) ("[__________________]")(1)
and [__________________](1) ("[__________________]")(1) (the
"[__________________](1) Standstill Agreement") or (iii) the Confidentiality Agreement dated August 6, 1999 between Rawlings and Bull Run (the "Confidentiality Agreement"), Bull Run will be permitted to communicate with




--------
(1) The parties to the Standstill Agreement have been redacted to maintain the confidentiality of the parties to whom Bull Run may communicate.

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Rawlings Sporting Goods Company, Inc.
October 25, 1999
Page 2


[__________________](2), [__________________](2), [__________________](2)
("[__________________](2)"), or [__________________](2)
("[__________________]")(2) regarding the Proposed Transaction, including, without limitation, retaining equity in Rawlings or providing financing. Bull Run agrees that it will inform each of [__________________](2), [__________________](2), [__________________](2), [__________________](2) and
[__________________](2) of the confidential nature of the Proposed Transaction and the restrictions on disclosure of, and trading on the basis of, information pertaining to the Proposed Transaction contained in the Confidentiality Agreement and under the federal securities laws. Each of [__________________](2), [__________________](2) and [__________________](2) may
rely on the first sentence of this Paragraph (b).

         (c) Rawlings acknowledges and agrees that any agreement, arrangement or understanding by and among Bull Run, on the one hand, and [__________________](2), [__________________](2), [__________________](2),
[__________________](2), and [__________________](2), or any one of them, on the other hand, with respect to the Proposed Transaction, will not be deemed to make
(i) Bull Run the beneficial owner of the shares of common stock of Rawlings owned by any or all of [__________________](2), [__________________](2),
[__________________](2), [__________________](2), or [__________________](2) or
(ii) any or all of [__________________](2), [__________________](2),
[__________________](2), [__________________](2) or [__________________](2) a
beneficial owner of the shares of common stock of Rawlings owned by Bull Run for purposes of Section 203 of the General Corporation Law of the State of Delaware or the Rights Agreement dated as of July 1, 1994 between Rawlings and Boatmen's Trust Agent, as Rights Agent, as amended November 21, 1997, April 19, 1999 and April 23, 1999.

         (d) Rawlings and Bull Run agree that in conjunction with Bull Run's completion of its due diligence investigation of Rawlings during the Exclusivity Period, Bull Run will be afforded reasonable access to senior management employees of Rawlings. All requests for such access will be made through either Stephen O'Hara or BancBoston Robertson Stephens, Inc.

         (e) It is the intention of the parties that the existence of this letter and the negotiations leading to a formal merger agreement remain confidential. If it becomes necessary, in the sole discretion of either party, to make a public announcement disclosing the existence of the negotiations leading to this letter or the continuing negotiations leading toward a formal merger agreement, such party will give the other party as much advance notice as reasonably possible of such announcement. In such event, either party, in its sole discretion, after reasonable notice to the other party, may terminate the Exclusivity Period and the negotiations between the parties and, in that event, neither party nor their directors, officers, stockholders, representatives or




--------
(2) The parties to whom Bull Run may communicate have been redacted to maintain their confidentiality.

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Rawlings Sporting Goods Company, Inc.
October 25, 1999
Page 3


agents shall have any liability for acts that take place after such termination in respect of Paragraph (a) of this letter.

         (f) Rawlings and Bull Run agree that the covenants and agreements contained in this letter are reasonable and necessary to protect and preserve the interests of Rawlings and Bull Run; that irreparable loss and damage will be suffered by Rawlings and Bull Run should the other party breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable from the other of such covenants and agreements; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreement; and that, in addition to other remedies available to them, Rawlings and Bull Run shall be entitled to specific performance of the covenants and agreements contained in this letter and to both temporary and permanent injunctions to prevent a breach or contemplated breach by the other party of any of such covenants or agreements.

         Please indicate Rawlings' agreement to the terms hereof by signing in the space provided below and returning a copy to Mr. Stephen A. Opler, Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia, 30309 (Fax No. 404-881-4777).


                                    Sincerely yours,

                                    BULL RUN CORPORATION


                                    By: /s/ Robert S. Prather, Jr.
                                        ---------------------------------------
                                        Robert S. Prather, Jr.
                                        President


Accepted and Agreed to
this 26th day of October, 1999

RAWLINGS SPORTING GOODS COMPANY, INC.

By: /s/ Stephen M. O'Hara
    ------------------------------------------------------------
         Stephen M. O'Hara, Chairman and Chief Executive Officer


cc:      Mr. Joseph A. Pellegrini
         Mr. Richard L. Easton
         Mr. Stephen W. Powell
         Mr. Stephen A. Opler